Exhibit 99.1

Contact:
Ben Church
bchurch@esperion.com
734-864-6774

Esperion Reports Third Quarter 2021 Financial Results and Provides Company Update

– Recently Announced Transformative Plan to Align Operational and Expense Structure to the Current Environment and Position for Long-Term Growth –
– Unprecedented CLEAR Outcomes Study Remains On-Track for Complete Major Adverse Cardiac Events (MACE) Accumulation in 2H 2022; Achieved 80% MACE Accumulation in October –
– U.S. Net Product Revenue of NEXLETOL® (bempedoic acid) Tablets and NEXLIZET® (bempedoic acid and ezetimibe) Tablets of $10.9 Million for the Third Quarter 2021 –
– Prescriptions Grew 10% During the Quarter; More Than 59,200 Patients Have Filled a Prescription for NEXLETOL® (bempedoic acid) Tablets or NEXLIZET® (bempedoic acid and ezetimibe) Tablets –

ANN ARBOR, Mich., November 2, 2021 (GLOBE NEWSWIRE) – Esperion (NASDAQ: ESPR) today reported financial results for the third quarter ended September 30, 2021 and provided a business update.

“In the past months, we have made significant strides to align our organization and cost structure with the current environment, preserve flexibility for future scale-up and position Esperion for long-term growth as we advance our mission of making lipid management accessible and convenient for everyone,” said Sheldon Koenig, president and CEO of Esperion. “We are now focusing on our most productive prescribers and strengthening our capabilities in non-personal promotion. We continued to observe positive momentum and growth in key commercial metrics and are invigorated to introduce these therapies to more patients as they resume engagement with their physicians. Looking ahead, our CLEAR Outcomes study remains on track for complete MACE accumulation in the second half of 2022, and to report topline results in Q1 2023. We remain optimistic that a positive study result will drive an inflection in the growth trajectory for NEXLETOL and NEXLIZET.”

Third Quarter 2021 and Recent Highlights

•Announced transformative strategic plan to align Esperion’s operational and expense structure to support the long-term growth of NEXLETOL and NEXLIZET
•Achieved 80% MACE Accumulation in the CLEAR Outcomes Trial in October
•Hosted investor webinar on the current landscape and future directions in the treatment of elevated cholesterol during National Cholesterol Awareness Month, featuring a discussion with world-renowned cardiologist Steven Nissen, M.D., from the Cleveland Clinic
•Eliminated complete buy-down to align co-pay card program to industry standards
•Partnered with Asembia, an accredited call-center of highly qualified clinical specialists and care coordinators that work hand-in-hand with prescribers, patients, payers and pharmacies throughout the patient journey, to launch a customized prescription support program to facilitate prescription fulfillment
•Continued European rollout of NILEMDO® and NUSTENDI® with partner Daiichi Sankyo; over 28,000 patients now on therapy as of third quarter 2021
•Entered into an agreement to exchange $15 million of Esperion convertible notes for common stock, strengthening the Company’s capital position and providing future financial flexibility
•Appointed Seth H.Z. Fisher to Esperion Board of Directors

Third Quarter 2021 Financial Results

U.S. net product revenue was $10.9 million for the third quarter of 2021 and $27.9 million for the nine months ended September 30, 2021, compared to $3.3 million and $4.8 million for the comparable periods in 2020. Royalty revenue for the third quarter 2021 was $1.2 million and $2.8 million for the nine months ended September 30, 2021. Total revenue for the third quarter ended September 30, 2021 was $14.4 million and $63.0 million for the nine months ended September 30, 2021, compared to $3.8 million and $217.9 million for the comparable periods in 2020. The increase in total revenue in the third quarter of 2021 was primarily attributable to prescription growth of NEXLETOL and NEXLIZET.

Research and development expenses were $25.3 million for the third quarter of 2021 and $78.4 million for the nine months ended September 30, 2021, compared to $35.3 million and $105.0 million for the comparable periods in 2020. The decrease in expenses was primarily attributable to an overall reduction in ongoing clinical research activities, including compensation costs.

Selling, general and administrative expenses were $39.3 million for the third quarter of 2021 and $146.6 million for the nine months ended September 30, 2021, compared to $48.8 million and $138.1 million for the comparable periods in 2020. The decrease in the third quarter of 2021 was primarily attributable to a decrease in commercial compensation expense.

Esperion had net losses of $69.4 million for the third quarter of 2021 and $204.0 million for the nine months ended September 30, 2021, compared to net losses of $85.4 million and $39.1 million for the comparable periods in 2020. Esperion had basic and diluted net losses per share of $2.62 for the third quarter of 2021 and $7.78 for the nine months ended September 30, 2021, compared to basic and diluted net losses per share of $3.07 and $1.41 for the comparable periods in 2020.

As of September 30, 2021, cash, cash equivalents, and restricted cash totaled $153.7 million ($50.0 million classified as restricted cash). As of December 31, 2020, cash and cash equivalents totaled $305.0 million.

Esperion ended the quarter with approximately 26.8 million shares of common stock outstanding, excluding the 2.0 million treasury shares to be purchased in the prepaid forward transaction as part of the convertible debt financing with another 4.6 million issuable upon exercise of stock options and vesting of restricted stock units.

2021 & 2022 Financial Outlook

Research and Development expenses for the full year 2021 are expected to be $110 million to $115 million. Selling, General and Administrative expenses for the full year 2021 are expected to be $195 million to $200 million. Esperion expects full-year 2021 operating expenses to be approximately $305 million to $315 million, inclusive of $25 million of non-cash, stock-based compensation.

Esperion anticipates Research and Development expenses for fiscal year 2022 to be $100 to $110 million and Selling, General and Administrative expenses for fiscal year 2022 to be $120 to $130 million. Esperion expects fiscal year 2022 operating expenses to be $220 to $240 million, inclusive of $25 million of non-cash, stock-based compensation expense.

Conference Call and Webcast Information

Esperion will host a conference call and webcast today, November 2, 2021 at 8:00 A.M. Eastern Time to provide a third quarter 2021 financial results and company update. The call can be accessed by dialing 877-831-3840 (domestic) or 253-237-1184 (international) five minutes prior to the start of the call and providing the access code 2646847.

A live audio webcast can be accessed on the investors and media section of the Esperion website at investor.esperion.com. Access to the webcast replay will be available approximately two hours after completion of the call and will be archived on the Esperion website for approximately 90 days.

CLEAR Cardiovascular Outcomes Trial

The effect of bempedoic acid on cardiovascular morbidity and mortality has not been determined. Esperion initiated a global cardiovascular outcomes trial (CVOT) to assess the effects of bempedoic acid on the occurrence of major cardiovascular events in patients with, or at high risk for, cardiovascular disease (CVD) who are only able to tolerate less than the lowest approved daily starting dose of a statin and are considered "statin averse." The CVOT — known as CLEAR Cardiovascular Outcomes Trial — is an event-driven, global, randomized, double-blind, placebo-controlled study that completed enrollment in August 2019 of over 14,000 patients with hypercholesterolemia and high CVD risk at over 1,200 sites in 32 countries.

ESPERION Therapeutics

Esperion is The Lipid Management Company. Our goal is lipid management for everybody, that’s why we work hard to make our medicines easy to get, easy to take and easy to have. We discover, develop and commercialize innovative medicines and combinations to lower cholesterol, especially for patients whose needs aren’t being met by the status quo. Our entrepreneurial team of industry leaders is inclusive, passionate and resourceful. For more information, please visit www.esperion.com and follow us on Twitter at www.twitter.com/EsperionInc.

ESPERION Therapeutics’ Commitment to Patients with Hyperlipidemia

High levels of LDL-C can lead to a build-up of fat and cholesterol in and on artery walls (known as atherosclerosis), potentially leading to cardiovascular events, including heart attack and stroke. In the U.S., 96 million people, or more than 37 percent of the adult population, have elevated LDL-C. There are approximately 18 million people in the U.S. living with elevated levels of LDL-C despite taking maximally tolerated lipid-modifying therapy — including individuals considered statin averse — leaving them at high risk for cardiovascular events1. In the United States, more than 50 percent of atherosclerotic cardiovascular disease (ASCVD) patients and heterozygous familial hypercholesterolemia (HeFH) patients who are not able to reach their guideline recommended LDL-C levels with statins alone need less than a 40 percent reduction to reach their LDL-C threshold goal2.

Esperion’s mission as the Lipid Management Company is to deliver oral, once-daily medicines that complement existing oral drugs to provide the additional LDL-C lowering that these patients need.

Forward-Looking Statements

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the federal securities laws, including statements regarding marketing strategy and commercialization plans, restructuring and operational expenses, future operations, commercial products, clinical development including the timing, designs and plans for the CLEAR Outcomes study and its results, plans for potential future product candidates, financial condition and outlook, and other statements containing the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “suggest,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue,” and similar expressions. Any express or implied statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause Esperion’s actual results to differ significantly from those projected, including, without limitation, the impact of the ongoing COVID-19 pandemic on our business, revenues, results of operations and financial condition, the net sales, profitability, and growth of Esperion’s commercial products, clinical activities and results, supply chain, commercial development and launch plans, and the risks detailed in Esperion’s filings with the Securities and Exchange Commission. Any forward-looking statements contained in this press release speak only as of the date hereof, and Esperion disclaims any obligation or undertaking to update or revise any forward-looking statements contained in this press release, other than to the extent required by law.

References

(1)Esperion market research on file: research project interviewing 350 physicians. Esperion Therapeutics, Inc. Sept-Oct 2018.
(2) Data on file: analysis of NHANES database. Esperion Therapeutics, Inc. 2018.

ESPERION Therapeutics, Inc.

Balance Sheet Data
(In thousands)
(Unaudited)

	September 30, 2021	December 31, 2020
Cash and cash equivalents	$103,672	$304,962
Restricted cash	50,000	—
Working capital	92,183	251,827
Total assets	225,256	353,258
Revenue interest liability	247,568	176,604
Convertible notes, net of issuance costs	272,508	179,367
Common stock	27	26
Accumulated deficit	(1,041,258)	(838,817)
Total stockholders' deficit	(362,705)	(96,134)

ESPERION Therapeutics, Inc.

Statement of Operations
(In thousands, except share and per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Revenues:
Product sales, net	$10,895	$3,331	$27,855	$4,798
Collaboration revenue	3,514	502	35,191	213,111
Total Revenues	14,409	3,833	63,046	217,909

Operating expenses:
Cost of goods sold	5,558	275	9,142	704
Research and development	25,331	35,283	78,359	104,972
Selling, general and administrative	39,265	48,826	146,647	138,060
Total operating expenses	70,154	84,384	234,148	243,736

Loss from operations	(55,745)	(80,551)	(171,102)	(25,827)

Interest expense	(13,654)	(4,928)	(32,923)	(13,739)
Other income, net	13	42	36	491
Net loss	$(69,386)	$(85,437)	$(203,989)	$(39,075)

Net loss per common share - basic and diluted	$(2.62)	$(3.07)	$(7.78)	$(1.41)

Weighted-average shares outstanding - basic and diluted	26,455,209	27,830,281	26,225,730	27,672,325